Investors/Corporate: David S. Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Reports Financial Results for
Fourth Quarter and Full Year 2008

Reconfirms Revenue and Earnings Targets for 2009

•	Total Revenues Up 15% to $1.12 billion for Full Year; Up 6% to $283 million for Fourth Quarter
•	2008 Full Year Adjusted EPS of $1.55 (GAAP Loss Per Share of ($3.89));
2008 Fourth Quarter Adjusted EPS of $0.48 (GAAP Loss Per Share of ($4.90))
•	Q4 2008 Non-cash Pre-tax Intangible Asset Impairment Charge of $268 million
•	Reconfirming 2009 Revenue Targets of $1.1 - $1.2 billion and EPS Guidance of $1.25 - $1.50

SOMERSET, NEW JERSEY, February 25, 2009 -- inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and healthcare industries, today announced financial results for the fourth quarter and full year 2008.

Fourth Quarter 2008 Results from Continuing Operations:

•
Total revenues increased 6% to $283.3 million for the fourth quarter of 2008, compared to $268.0 million for the fourth quarter of 2007.  Net revenues increased 16% to $247.7 million, compared to $214.2 million for the fourth quarter of 2007.

•	Adjusted EBITDA increased 4% to $41.7 million for the fourth quarter of 2008, compared to $40.1 million for the fourth quarter of 2007.

•
Adjusted operating income increased to $32.2 million for the fourth quarter of 2008, compared to $31.5 million for the fourth quarter of 2007.  GAAP operating loss, including a non-cash pre-tax goodwill and other intangible asset impairment charge of $267.8 million, was ($237.6) million for the fourth quarter of 2008, compared to GAAP operating income of $32.3 million for the fourth quarter of 2007.

•
Adjusted income from continuing operations was $16.0 million for the fourth quarter of 2008, compared to $15.3 million for the fourth quarter of 2007.  GAAP (loss)/income from continuing operations was ($163.1) million for the fourth quarter of 2008, compared to $15.5 million for the fourth quarter of 2007.

•
Adjusted diluted earnings per share (“EPS”), was $0.48 for the fourth quarter of 2008, compared to $0.47 for the fourth quarter of 2007.  GAAP loss per share was ($4.90) for the fourth quarter of 2008, compared to diluted EPS of $0.47 for the fourth quarter of 2007.

Full Year 2008 Results from Continuing Operations:

•	Total revenues increased 15% to $1.12 billion for 2008, compared to $977.3 million for 2007. Net revenues increased 19% to $951.7 million, compared to $796.7 million for 2007.

•	Adjusted EBITDA increased 10% to $144.2 million for 2008, compared to $131.3 million for 2007.

•
Adjusted operating income increased to $108.2 million for 2008, compared to $102.2 million for 2007.  GAAP operating loss, including a non-cash pre-tax goodwill and other intangible assets impairment charge of $267.8 million, was ($162.2) million for 2008, compared to GAAP operating income of $94.8 million for 2007.

•	Adjusted income from continuing operations was $51.3 million for 2008 and 2007. GAAP (loss)/income from continuing operations was ($128.7) million for 2008, compared to $47.2 million for 2007.

•	Adjusted diluted EPS, was $1.55 for 2008, compared to $1.59 for 2007. GAAP loss per share was ($3.89) for 2008, compared to diluted EPS of $1.46 for 2007.

2008 Highlights and Key Accomplishments:
•	Solid Organic Growth: inVentiv delivered 11% pro forma organic net revenue growth in 2008 versus the prior year.

•
inVentiv Clinical reported record total revenues of $216.9 million during 2008 and $54.5 million during the fourth quarter of 2008, up 16% and 14% respectively from the comparable prior-year periods.  Revenues increased significantly within inVentiv Clinical’s functional outsourcing and strategic resource services business with a strong backlog heading into 2009.

•
inVentiv Communications reported record total revenues of $341.9 million during 2008 and $73.8 million during the fourth quarter of 2008, up 18% for the full year and down 16% for the fourth quarter from the comparable prior-year periods, including significantly lower pass-through revenues in the fourth quarter of 2008.  The division’s performance was also impacted by non-approvals of new drugs by the FDA and market spend cutbacks by its clients.

•
inVentiv Commercial reported record total revenues of $435.1 million during 2008 and $120.5 million during the fourth quarter of 2008, up 9% and 20% respectively from the comparable prior-year periods, including the implementation of several new sales teams and wind-down of its Boehringer Ingelheim contract in the fourth quarter.  The division finished 2008 with several new sales teams, including new embedded teams and the expansion of the Cephalon team.

•
inVentiv Patient Outcomes reported record total revenues of $125.9 million during 2008 and $34.5 million during the fourth quarter of 2008, up 25% and 10% respectively from the comparable prior-year periods.  2008 reflected solid performance included several new wins in the patient compliance and nurse educator businesses, as well as the results from PMG, which was acquired in August 2008.

•
Strong Integrated Win Momentum:  inVentiv delivered 76 integrated/cross-selling wins in 2008 compared to 35 in 2007, and is actively pursuing a new business pipeline of approximately $350 million.  inVentiv currently serves over 350 clients and supports over 850 brands.

•
Key Management Initiatives:  The Company strengthened its senior management team in 2008 with the promotion of R. Blane Walter to Chief Executive Officer, Terrell G. Herring to President, Dan Rubin to President of inVentiv Patient Outcomes, and Norman Stalsberg to President of inVentiv Strategy & Analytics (a subdivision of inVentiv Commercial), among other key leadership appointments.  In addition, inVentiv implemented several key integration initiatives, including a new ERP system in the Clinical segment, integrated account management initiatives, and consolidated certain back office support services to drive longer-term growth and margin expansion.

•
Strong Cash Flow:  As a result of the strength of inVentiv’s operations, the Company generated $86.9 million of cash flow from operations during 2008, including $15.4 million in the fourth quarter, and finished the year with $102.3 million of cash and marketable securities on the balance sheet as of December 31, 2008.

inVentiv also announced it will record a non-cash pre-tax goodwill and other intangible assets impairment charge of $267.8 million in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 (“Goodwill and Other Intangible Assets”) and SFAS No. 144 (“Accounting for the Impairment or Disposal of Long-Lived Assets”) during the fourth quarter of 2008.    This non-cash charge does not impact the company’s normal business operations and is within the estimated range announced by inVentiv on February 5, 2009.

Mr. Blane Walter, Chief Executive Officer of inVentiv Health, commented, “I am pleased with inVentiv’s fourth quarter results, which demonstrate our continued leadership in the pharmaceutical services industry.  Our best-in-class offerings and broad integrated solutions are enabling us to meet the changing needs of our clients in this challenging environment.  We remain confident that inVentiv is well positioned for long-term growth as clients increasingly outsource commercialization services to external partners that can provide lower cost and more flexible solutions.”

2009 Targets Reconfirmed

At this time, the company is reconfirming its 2009 revenue guidance of $1.1 - $1.2 billion and earnings per share guidance of $1.25 - $1.50.

Conference Call Information

Thursday, February 26, 2009, 9:00 a.m. Eastern Time
Call in number: (800) 358-8448 (Domestic) or (706) 634-1367 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through March 5, 2009 at (800) 642-1687 or (706) 645-9291.  The conference ID number for the replay is 83887016.

In concert with the call, information regarding inVentiv Health’s historical and recent operational and financial performance will be available at http://www.inventivhealth.com/about_us/ir_investor_decks.aspx.  Non-GAAP financial information also can be found in the investor relations section of the web site.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success.  inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes.  inVentiv Health's client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payer companies, including all top 20 global pharmaceutical manufacturers.  For more information, visit www.inVentivHealth.com.

(1) USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis. The Company’s objectives in presenting non-GAAP financial measures are:

•	To present the financial statements on a more comparable period-to-period basis;

•	To enhance investors’ overall understanding of the Company’s past financial performance and its planning and forecasting of future periods; and

•	To allow investors to assess the Company’s financial performance using management’s analytical approach.

Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures.

The "adjusted" non-GAAP financial measures discussed in this press release is related to the following six factors:

•
Receivable reserve:  For the second quarter of 2007, the Company recorded additional reserves for receivables and other related expense of $8.2 million ($4.8 million, net of taxes), of which $0.1 million (negligible, net of taxes) was reversed during the fourth quarter of 2007, mainly relating to a collections issue due to the bankruptcy of one of its clients within the Commercial segment.  Historical write-offs have been minimal and the Company does not believe there is a significant risk that the circumstances giving rise to these additional reserves will recur in future periods.  The 2007 results were adjusted to exclude the recording and reversals of these receivable reserves.

•
Other than Temporary Impairment on Marketable Securities:  For the fourth quarter of 2008 and 2007, the Company recorded, $2.0 million ($1.2 million, net of taxes) and $0.8 million ($0.5 million, net of taxes), respectively, related to an other than temporary impairment of the Company's Columbia Strategic Cash Portfolio (“CSCP”), which held certain asset-backed securities.  For 2008 and 2007, the Company recorded $2.6 million ($1.5 million, net of taxes) and $0.8 million ($0.5 million, net of taxes), respectively, related to an other than temporary impairment for CSCP.  Consistent with the company's investment policy guidelines, the vast majority of holdings within CSCP had AAA/Aaa credit ratings at the time of purchase. With the liquidity issues experienced in the global credit and capital markets, the CSCP experienced other than temporary losses resulting in a change in the net asset value per share from its $1 par value.  The other than temporary impairment loss was adjusted to exclude this charge for 2008 and 2007 results.

•
Goodwill and Other Intangibles Impairment:  For the fourth quarter of 2008, the Company recorded a non-cash goodwill and other intangible asset impairment expense of $267.8 million ($177.8 million, net of taxes) in accordance with Statements of Financial Accounting Standards 142 and 144.  The Company previously performed the required annual testing of goodwill as of June 30, 2008.  The fourth quarter 2008 impairment charge was primarily driven by adverse economic and equity market conditions that caused a decrease in the current marketplace and related multiples and the Company’s stock price as of December 31, 2008 compared to the test performed as of June 30th.

•
Acquisition-related incentive:  The fourth quarter and full-year periods for 2007 exclude $1.5 million of income for acquisition-related incentives arising from a pre-acquisition liability related to the acquisition of inVentiv Communications, Inc. (the former “inChord Communications”).  In connection with the inVentiv Communications, Inc. acquisition, the Company assumed a $7.5 million existing liability (out of a potential $15.0 million liability) on inVentiv Communications, Inc.’s balance sheet relating to certain performance thresholds over a three-year period from 2005 through 2007.  Based on the final 2005-2007 three-year performance results of inVentiv Communications, Inc., a reversal of $1.5 million was recorded to this liability and as additional income in 2007. The acquisition-related incentives were adjusted to exclude these adjustments in their respective periods.

•
Derivative Interest: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006.  In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness.   For the three-months ended December 31, 2008 and 2007, the Company recorded $0.1 million and $0.3 million, respectively, of interest expense (negligible and $0.2 million, net of taxes, respectively) relating to the ineffectiveness of the hedge for each quarter.  For the twelve-months ended December 31, 2008 and 2007, the Company recorded $1.1 million and $1.2 million of interest expense ($0.7 million of interest expense, net of taxes), relating to the ineffectiveness of the hedge for each period.  Net interest expense was adjusted to exclude these adjustments in their respective periods.

•
Tax benefits:  The Company recorded federal tax benefits of $1.0 million in the first quarter of 2007 attributable to related state and local tax exposure.  Tax expense was adjusted to exclude these benefits for full year 2007.

In addition, this press release contains non-GAAP financial measures related to the pro-forma organic net revenue growth rate for 2008.  This growth rate is calculated as if all companies acquired by the Company as of December 31, 2008 were owned by it as of January 1, 2007.

Finally, this press release contains the non-GAAP financial measure Adjusted EBITDA, which is defined as adjusted operating income before depreciation and amortization.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. Management believes that the non-GAAP financial measures included in the exhibit, when shown in conjunction with the corresponding GAAP measures, is useful to investors for the reasons discussed above.  Management uses these non-GAAP financial measures in assessing the performance of the Company’s operations on a consistent basis from period to period.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially.  Such risks include, without limitation: the potential impact of a recessionary environment on our customers and business; our ability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures to permit us to fund our operations; our ability to continue to comply with the covenants and terms of our credit facility and to access sufficient capital under our credit agreement or from other sources of debt or equity financing to fund our operations; the impact of any default by our credit providers or swap counterparties; our ability to accurately forecast costs to be incurred in providing services under fixed price contracts, including with respect to the leasing costs for our fleet vehicles and related fuel costs; the possibility that customer agreements will be terminated or not renewed; our ability to grow our existing client relationships, obtain new clients and cross-sell our services; our ability to successfully operate new lines of business; our ability to successfully identify new businesses to acquire, conclude acquisition negotiations and integrate the acquired businesses into our operations; any disruptions, impairments, or malfunctions affecting software as well as excessive costs or delays that may adversely impact our continued investment in and development of software; the potential impact of government regulation on us and on our clients base; our ability to comply with all applicable laws as well as our ability to successfully implement from a timing and cost perspective any changes in applicable laws; our ability to recruit, motivate and retain qualified personnel, including sales representatives and clinical staff; the actual impact of the adoption of certain accounting standards; our ability to maintain technological advantages in a variety of functional areas, including sales force automation, electronic claims surveillance and patient compliance; the actual outcome of pending litigation; any potential impairments of intangible assets derived from reductions in market capitalization; changes in trends in the pharmaceutical industries or in pharmaceutical outsourcing; and our inability to determine the actual time at which the liquidation of the Columbia Strategic Cash Portfolio will be completed or the total losses that we will actually realize from that investment vehicle.  Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

# # #

Table 1
inVentiv Health, Inc.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)
	For the Three-Months Ended		For the Twelve-Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues	$247,693	$214,163	$951,656	$796,659
Reimbursable out-of-pockets	35,584	53,834	168,156	180,641
Total revenues	283,277	267,997	1,119,812	977,300

Operating expenses:
Cost of services	157,464	126,631	598,465	498,106
Reimbursed out-of-pocket expenses	34,894	54,677	173,977	183,456
Selling, general and administrative expenses	60,701	54,400	241,684	200,945
Impairment of goodwill and other intangible assets	267,849	--	267,849	--
Total operating expenses	520,908	235,708	1,281,975	882,507

Operating (loss) income	(237,631)	32,289	(162,163)	94,793
Interest expense	(6,330)	(6,696)	(25,464)	(20,717)
Interest income	298	971	1,983	3,039
(Loss) income from continuing operations before income tax provision, minority interest in income of subsidiary and income from equity investments	(243,663)	26,564	(185,644)	77,115
Income tax benefit (provision)	80,725	(10,831)	58,207	(29,401)
(Loss) income from continuing operations before minority interest in income of subsidiary and income from equity investments	(162,938)	15,733	(127,437)	47,714
Minority interest in income of subsidiary	(124)	(335)	(1,146)	(1,070)
(Loss) income from equity investments	(55)	144	(102)	582
(Loss) income from continuing operations	(163,117)	15,542	(128,685)	47,226

Income from discontinued operations:
Gains (losses) on disposals of discontinued operations, net of taxes	560	(9)	664	258
Income (loss) from discontinued operations	560	(9)	664	258

Net (loss) income	$(162,557)	$15,533	$(128,021)	$47,484

(Loss) Earnings per share:
Continuing operations:
Basic	$(4.90)	$0.48	($3.89)	$1.50
Diluted	$(4.90)	$0.47	($3.89)	$1.46
Discontinued operations:
Basic	$0.01	$0.00	$0.02	$0.00
Diluted	$0.01	$0.00	$0.02	$0.01
Net (loss) income:
Basic	$(4.89)	$0.48	($3.87)	$1.50
Diluted	$(4.89)	$0.47	($3.87)	$1.47
Weighted average common shares outstanding:
Basic	33,264	32,309	33,043	31,578
Diluted	33,264	32,871	33,043	32,267

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	December 31,	December 31,
	2008	2007

Cash	$90,463	$50,973
Restricted Cash and Marketable Securities (1)	$11,793	$47,164
Account Receivable, Net	$158,689	$162,198
Unbilled Services	$86,390	$89,384
Total assets	$973,116	$1,110,856
Client Advances & Unearned Revenue	$57,223	$76,696
Working Capital (2)	$163,620	$130,852
Long-term debt (3)	$326,107	$328,350
Capital Lease Obligations (3)	$38,427	$38,409
Depreciation (4)	$20,870	$18,169
Amortization (4)	$15,118	$10,939
Days Sales Outstanding (5)	72	79

1)	Includes $3.7 million long term marketable securities currently classified as Deposits and Other Assets.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding (“DSO”) is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress, which does not affect calculation) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.   The calculation excludes acquisitions made during the fourth quarter of 2008 and 2007.

Table 3
                                        inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three and Twelve Months Ended December 31, 2008 and 2007
(unaudited)
Reconciliation of Adjusted Operating Income and Adjusted EBITDA	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(in millions)	2008	2007	2008	2007
Operating (loss) income, as reported	($237.6)	$32.3	($162.2)	$94.8
Receivables reserve	--	(0.1)	--	8.1
Other than temporary impairment on marketable securities	2.0	0.8	2.6	0.8
Acquisition-related incentive	--	(1.5)	--	(1.5)
Impairment of goodwill and other intangible assets	267.8	--	267.8	--
Operating income, as adjusted	$32.2	$31.5	$108.2	$102.2
Add: Depreciation	5.7	5.0	20.9	18.2
Add: Amortization	3.8	3.6	15.1	10.9
Adjusted EBITDA *	$41.7	$40.1	$144.2	$131.3
* Before minority interest in income of subsidiary and income from equity investments

Reconciliation of Income from Continuing Operations (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2008	2007	2008	2007
(Loss) income from continuing operations, as reported	($163.1)	$15.5	($128.7)	$47.2
Receivables reserve, net of taxes	--	--	--	4.8
Other than temporary impairment on marketable securities, net of taxes	1.2	0.5	1.5	0.5
Acquisition-related incentive, net of taxes	--	(0.9)	--	(0.9)
Derivative interest, net of taxes	0.1	0.2	0.7	0.7
Deduct: Tax benefit	--	--	--	(1.0)
Impairment of goodwill and other intangible assets, net of taxes	177.8	--	177.8	--
Income from continuing operations, as adjusted	$16.0	$15.3	$51.3	$51.3

Reconciliation of (Losses)/ Earnings per Share	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2008	2007	2008	2007
(Loss) Earnings per share from continuing operations, as reported	($4.90)	$0.47	($3.89)	$1.46
Receivables reserve, net of taxes	--	--	--	0.15
Other than temporary impairment on marketable securities, net of taxes	0.04	0.02	0.04	0.02
Acquisition-related incentive, net of taxes	--	(0.03)	--	(0.03)
Derivative interest, net of taxes	--	0.01	0.02	0.02
Tax benefits	--	--	--	(0.03)
Impairment of goodwill and other intangible assets, net of taxes	5.34	--	5.38	--
Diluted earnings per share from continuing operations, as adjusted	$0.48	$0.47	$1.55	$1.59

Proforma Growth Rate on a Net Revenue Basis	Twelve-Months Ended December 31,
(unaudited)	2008 vs 2007
Growth rate, as reported	19%
Less: Acquisition Growth Rate	(8%)
Growth rate, proforma	11%